Exhibit 10.31

21 February 2021

Richard Peterson

RE:	Employment Offer: Chief Financial Officer

Dear Ric:

I am pleased to offer you the opportunity to join Clarus Therapeutics, Inc. as Chief Financial Officer (CFO) beginning immediately. The actual first day of your employment shall be referred to in this letter agreement as the “Start Date”. The specific terms of your employment are outlined below. Overall, you will be responsible for all finance functions, including financial and expense projections, financial and funding strategy(ies), fundraising and related investment bank interactions, investor relations, business development and deal analysis, financial reporting, compliance, controls, budgeting, pricing, tax, real estate, and treasury.

You will report to me and will be based out of your home office in Memphis, TN. Periodically throughout the year, you may be required to travel to Clarus’s office located in Northbrook, IL or to Clarus’s office in Murfreesboro, TN. Additionally, travel will be required to meet the objectives of your role and will include, among other places, visits with investors and presentations at investor conferences. Clarus will reimburse you for such travel and related expenses. Working closely with the CEO, other members of Clarus’s senior executive team, and Clarus’ Board of Directors, your principal duties as CFO will include, but may not be limited to, the following:

●	Provide leadership to secure adequate financing to realize Clarus’s obligations and objectives

●	Actively participate and contribute in strategic planning and establishment of financial objectives

●	Provide leadership, direction and management of the finance and accounting teams

●	Assure that stable, well-developed and secure financial systems are in place and that all appropriate accounting standards and activities are compliant the applicable laws and regulations (e.g., SEC)

●	Once Clarus transitions to be a public company, ensure all required SEC filings are made in a timely fashion Establish and provide oversight and leadership for an Investor Relations/Corporate Communications function (either within Clarus or via outside consultant services)

●	Oversee Clarus’s business development activities

●	Work closely with Chief Administrative Officer to ensure smooth overall operations of Clarus

Your starting salary will be at the rate of $437,000 per year paid in semi-monthly installments. Future salary increases will be at the discretion of Clarus’s Board of Directors (the “Board”). In further consideration of your position at Clarus and subject to final Board approval, Clarus will grant you an option to purchase shares of common stock at its fair market value as of the grant date (the “Initial Grant”). However, because Clarus is transitioning from a private to public company (and thus a new stock option plan will be put into effect for all Clarus employees at that time), it is not possible to grant a specific number of options until then. Instead, based on the value of its share price at the close of business on the first day Clarus stock is publicly traded, Clarus will grant you options (Initial Grant) equivalent in value to $800,000. If on the basis of an ongoing comprehensive analysis by Clarus’s Compensation Committee of senior executive compensation there needs to be an upward adjustment to the $800,000 value, then this will be communicated to you. Options granted to you will vest in equal monthly installments over a 4-year period with a one-year cliff-vesting provision that is tied to the date you commence full time employment (i.e., Start Date). This means no options vest until the date of your first employment anniversary at which time 25% of the option shares will vest. After this date, the remaining shares in your initial option grant will vest ratably over 36 months. Additional aspects regarding vesting will be shared once the new option plan is put into place but suffice to say these will be ‘market’ for Clarus-like public companies.

Clarus also will pay you a one-time signing bonus of $30,000. If during the 12-month period after your Start Date, (i) you were to resign your position without Good Reason, or (ii) you are terminated by the Company with Cause, then you must repay the signing bonus to Clarus within ten (10) days of the date when your employment with Clarus ceases.

In addition to your base salary and stock options, you will be eligible for an annual bonus based on the achievement of corporate and individual objectives as approved by the Board. Your bonus target will be 35% of your base salary and will reflect a full year that you were employed by Clarus. The decision to award bonuses rests solely with the Board and there is no guarantee that a bonus will be awarded to you. You must be employed with Clarus on the date the bonus is paid to earn any part of the bonus. It is Clarus’s intent that bonuses will be paid on or before the end of the first calendar quarter of each new year.

Clarus currently provides medical/dental/vision benefits as outlined on the attached benefits summary. Should you choose not to avail yourself of these benefits, you will not be compensated for this decision.

In addition to Company holidays, as noted in the attachment hereto, you will also earn on a pro-rata basis twenty-five (25) days of paid vacation per calendar year. For 2021, your vacation days will be prorated on the basis of your Start Date. If you are unable to use all of your vacation in any one year because the workload at Clarus is such that it is not possible for you to do so, you may rollover up to 14 days to the next year but may not have a cumulative total of vacation days in excess of thirty (30) days.

Your employment shall be at will, meaning you or the Company can terminate it at any time. In the event your employment ends for any reason, Clarus shall pay your salary plus accrued but unused vacation though the termination date. In addition, in the event Clarus terminates your employment without Cause (as defined below), or you resign for Good Reason (as defined below), and provided you enter into, do not revoke, and comply with the terms of a separation agreement in a form acceptable to Clarus which shall include a general release against Clarus and related persons and entities (the “Release”); Clarus will continue your base salary for the twelve (12) month period that immediately follows the date of termination (the “Salary Continuation Payments”). Salary Continuation Payments shall commence within 30 days after the Date of Termination and shall be made on Clarus’s regular payroll dates; provided, however, that if the 30-day period begins in one calendar year and ends in a second calendar year, the Salary Continuation Payments shall begin to be paid in the second calendar year. In the event you miss a regular payroll period between the date of termination and first Salary Continuation Payment date, the first Salary Continuation Payment shall include a “catch up” payment. For purposes of this letter agreement, “Cause” means: (i) conduct by you in connection with your service to Clarus that is fraudulent, unlawful or grossly negligent; (ii) your material breach of your material responsibilities to Clarus or your willful failure to comply with reasonable and lawful directives of the Chief Executive Officer or written policies of Clarus, which has not been cured within thirty (30) days’ written notice by Clarus; (iii) breach by you of your representations, warranties, covenants and/or obligations under this Agreement, which has not been cured within thirty (30) days’ written notice by Clarus; (iv) material misconduct by you which seriously discredits or damages Clarus, which has not been cured within thirty (30) days’ written notice by Clarus ;and/or (v) nonperformance or unsatisfactory performance of your material duties or responsibilities to Clarus as determined in good faith by Clarus, which has not been cured within thirty (30) days’ written notice by Clarus . For purposes of this letter agreement, “Good Reason” means: (i) breach by Clarus of its representations, warranties, covenants and/or obligations under this Agreement, which has not been cured within thirty (30) days’ written notice by you; (ii) a reduction in your salary without your written consent; and/or (iii) a material reduction in your job title and/or primary and then-current responsibilities, which has not been cured within thirty (30) days’ written notice by you.

Ric, I have no doubt that your contributions to Clarus will be significant and immediate. You will be joining a team that is committed to successfully commercializing JATENZO and making it the market-leading testosterone replacement therapy in the U. S. In addition, we want to build on the foundation of JATENZO to create a thriving, profitable pharmaceutical company that sells and develops products that help people live better, healthier lives.

Finally, as a condition of your employment, you must sign the attached Inventions, Confidentiality and Noncompetition Agreement (the “Restrictive Covenant Agreement”), the terms of which are incorporated by reference into this letter agreement.

This agreement shall inure to the benefit of and be binding upon you and Clarus, and each of our respective successors, executors, administrators, heirs and permitted assigns.

This agreement, including the Restrictive Covenant Agreement and future Equity Documents related to Clarus’s option plan when it is a public entity, constitute the complete agreement between you and Clarus, contain all of the terms of your employment with Clarus and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and Clarus. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with Clarus or any other relationship between you and Clarus (the “Disputes”) will be governed by Illinois law, excluding laws relating to conflicts or choice of law. You and Clarus submit to the exclusive personal jurisdiction of the federal and state courts located in the State of Illinois in connection with any Dispute or any claim related to any Dispute.

This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and a duly authorized officer or Board member of Clarus. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

Please indicate your acceptance of this offer by signing below and returning a copy of this letter to me by email no later than Monday, February 22, 2020.

Best regards,

/s/ Robert E. Dudley
Robert E. Dudley, PhD
President & CEO

ACCEPTANCE:	/s/ Richard Peterson	February 21, 2021
	Richard (Ric) Peterson	Date

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